Exhibit 99.1 Press Release re: MFCO Receives Offer to Acquire Outstanding Shares of Common Stock

Exhibit 99.2 Letter dated January 19, 2018 from Zeff Capital L.P. to the Board of Directors of MFCO

MICROWAVE FILTER COMPANY, INC.

NEWS RELEASE

For Immediate Release
January 25, 2018

For More Information Contact:
Richard Jones
(315)-438-4700

Microwave Filter Company, Inc. Receives Offer to Acquire Outstanding Shares of MFCO Common Stock

East Syracuse, NY – On January 22, 2018, the Board of Directors of Microwave Filter Company, Inc. ("MFCO" or the "Company") received a letter from Zeff Capital L.P. ("Zeff Capital") in which Zeff Capital expressed an interest in acquiring all of the outstanding shares of common stock of MFCO not already owned by Zeff Capital or its affiliates, for $.72 per share in cash. Zeff Capital's letter states that the proposed purchase price represents a premium of approximately 19% over the latest three month average closing price. Zeff Capital is the largest shareholder of MFCO and currently owns 220,653 shares of the Company's common stock, which represents approximately 8.6% of MFCO's outstanding common stock. On January 22, 2018, Zeff Capital and its affiliated entities filed a Schedule 13D with the Securities and Exchange Commission in which Zeff Capital disclosed its interest in acquiring all of MFCO's outstanding common stock, and a copy of Zeff Capital's letter dated January 19, 2018 to the Board of Directors of MFCO is filed as Exhibit 99.1 to Zeff Capital's Schedule 13D. Zeff Capital's letter states that the proposal is not a legally binding obligation, and there will be no binding obligation except as set forth in definitive acquisition documents executed by all parties. Zeff Capital's proposal is conditioned upon, among other things, completion of satisfactory due diligence, negotiation of mutually acceptable definitive agreements (and the conditions set forth in such agreements).

The Company has provided a copy of Zeff Capital's letter dated January 19, 2018 to the members of its Board of Directors for review.

The Company's stock is traded over-the-counter under the symbol MFCO.

corporate structure. We also note that, based on recent regulatory filings, insiders, including the Board and Management, own less than 6.9% of the stock.

If you do not accept Zeff Capital's offer, we believe you should immediately form a committee of independent Directors to explore all strategic alternatives including a sale of the company.

We are available to meet with the Board of Directors to discuss this proposal at your earliest convenience. We have already engaged legal counsel, which stands ready to assist us in pursuing an expedited closing.

This letter does not constitute a legally binding obligation, and there will be no binding obligation except as set forth in definitive acquisition documents executed by all parties. Nor is this letter an offer to purchase or a solicitation of an offer to sell securities. Our proposal is conditioned upon, among other things, completion of satisfactory due diligence, negotiation of mutually acceptable definitive agreements (and the conditions set forth in such agreements). Financing is in place.

While we appreciate the Board's need to conduct an appropriate process in evaluating our proposal, time is of the essence and your prompt consideration of this proposal is requested.

In the event that we do not reach agreement, we reserve the right to pursue all other options necessary to protect our investment, including, but not limited to, pursuing a direct tender offer, seeking other strategic buyers of the company, seeking board seats, exploring changes to the company's management, and any and all other methods of achieving a fair value for our shares.

Very truly yours,

ZEFF CAPITAL, L.P.
By: Zeff Holding Company, LLC,
as general partner

By: ______________________
Name: Daniel Zeff
Dan@zeffcapital.com
415-847-6808